Exhibit 3.1(e)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              SENSE HOLDINGS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of SENSE HOLDINGS, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P99000063834, does hereby certify:

         First: That pursuant to the written consent by the holders of a majority of the outstanding shares of common stock of the Corporation on January 31, 2002, and by all of the Directors of the Corporation on January 30, 2002, the shareholders and Directors approved the following amendment to the Corporation's Articles of Incorporation:

         Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and replaced with the following:


                                   ARTICLE IV
                                 CAPITAL STOCK

         The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall be forty million (40,000,000) shares of common stock, having a par value of $.10 per share.

         Second: The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to a Written Consent of the Board of Directors of the Corporation and by a majority of the shareholders of the Common Stock of the Corporation dated January 31, 2002, acting by Written Consent pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of February 7, 2002.

                                                     SENSE HOLDINGS, INC.


                                                     /s/ Dore Scott Perler
                                                         Dore Scott Perler
                                                         President